Exhibit 10.43

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 12, 2006 by and between Programmer's Paradise, Inc., a Delaware corporation with offices at 1157 Shrewsbury Avenue, Shrewsbury, New Jersey 07702-4321 (the "Corporation") and Simon F. Nynens, an individual residing at 1581 Holly Boulevard, Manasquan, New Jersey 08736 (the "Executive").

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.

Employment. The Corporation hereby agrees to employ the Executive in an executive capacity, and the Executive hereby accepts and agrees to such employment commencing as of the date hereof, upon the terms and conditions hereinafter set forth.

2.

Term. The term of the Executive's employment under this Agreement shall commence as of the date hereof and shall continue until the close of business on June 30, 2007 and shall automatically be renewed for twelve (12) month periods thereafter unless either party gives the other at least three (3) months prior written notice of termination, unless sooner terminated as provided elsewhere in the Agreement (the "Term").

3.

Duties and Services. The Executive agrees to serve the Corporation as President and Chief Executive Officer of the corporation and shall also serve such of its subsidiaries and affiliated companies as may be designated by the Corporation, faithfully, diligently and to the best of his ability, subject to and under the direction and control of the Board of Directors of the Corporation, devoting his entire business time, energy and skill to such employment, and to perform from time to time such executive services, advisory or otherwise, as the Board of Directors shall request, and to act in such capacities for the Corporation and for any of its subsidiaries or affiliated companies as the Board of Directors shall request without further compensation other than that for which provision is made in this Agreement.

4.	Compensation.

	(a)	The Corporation agrees to pay to the Executive, and the Executive agrees to accept, a basic salary for all his services (the "Salary") at the rate of $250,000 per annum, payable in accordance with the Corporation's standard payroll policies from time to time. The executive is eligible to earn an annual bonus pursuant to a bonus plan to be adopted by the board of directors.

(b)

Should the stockholders approve a new long-term incentive plan consisting of stock options, restricted stock, and/or other equity-based compensation ("LTIP"), the Executive will be eligible to participate in the LTIP based upon and consistent with the Company's customary level of participation for a President and CEO, according to a specific program to be developed. The level of the Executive's participation will be at least equal to options on 200,000 shares or some equivalent.

(c)

If there shall be a Change of Control prior to the termination of the employment period, the Corporation agrees to provide the Executive a lump-sum equal to 2.9 times his then annual salary and actual incentive bonus earned the year prior to the change of control.

(d)

If there shall be a Change of Control prior to the grant of the options referred to in Section 4 (b), the executive will be entitled to a lump-sum flat dollar bonus equal to the increase in closing share price from January 12, 2006 to the date of the Change of Control multiplied by 200,000.

(e)

If an LTIP is approved and there is a price increase of common stock prior to the grant of the options referred to in Section 4 (b), the Executive will be entitled to a performance bonus equal to the increase (if any) in the closing share price from January 12, 2006 to the date of grant of the options multiplied by 200,000. Such amount shall be payable in five (5) equal quarterly installments with the first payment made on the first business day of the month following the month of the grant of the options and the subsequent payments made on the first business day of the 4th, 7th, 10th and 13th month following the grant of the options, provided that the executive has not given written notice of termination to the Corporation prior to such date.

(f)

For purposes hereof, a "Change of Control" shall be deemed to have occurred in the event of any of the following: (i) any person or entity makes a tender or exchange offer for shares of the Corporation's Common Stock pursuant to which such person or entity acquires a majority of the issued and outstanding shares of the Corporation's Common Stock, (ii) the Corporation merges or consolidates with or into another corporation or corporations, unless immediately after such merger or consolidation those persons and entities who immediately prior to such transaction were stockholders of the Corporation are entitled to vote in the election of directors, or otherwise have the right to elect, a majority of the directors of the surviving Corporation, (iii) the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets, other than to a direct or indirect subsidiary, (iv) any person or entity acquires a majority of the Corporation's issued and outstanding voting securities and shall be entitled to vote in the election of directors or otherwise have the right to elect, a majority of the directors of the Corporation.

5.	Employee Benefits.

	(a)	The Corporation shall reimburse the Executive for the reasonable business expenses incurred by him for or on behalf of the Corporation in furtherance of the performance of his duties hereunder. Such reimbursement shall be subject to receipt by the Corporation from the Executive of such expense statements and such vouchers and other reasonable verification as the Corporation shall require to satisfactorily evidence such expenses, and shall also be subject to such policies as the Corporation shall establish from time to time.

(b)

The Executive shall be entitled to participate, in accordance with the terms thereof, in employee benefit plans and programs maintained for the executives of the Corporation, including, without limitation, any health, hospitalization and medical insurance programs and in any pension or retirement or other similar plans or programs. The foregoing shall not be construed to require the Corporation to establish any such plans or programs, or to prevent the Corporation from modifying or termination any such plans or programs once established.

(c)

The Executive shall be entitled to six (6) weeks of vacation each employment year during the term of this Agreement, taken consecutively or in segments, subject to the effective discharge of the duties of the Executive hereunder.

(d)

During the term of the Executive's employment hereunder, the Corporation shall afford the Executive the use of an automobile, chosen by the Executive and reasonably satisfactory to the Compensation Committee, a computer and a cellular telephone. The Corporation shall bear the cost of maintaining the automobile in good and efficient working order and repair, shall be responsible for normal upkeep thereof and shall bear the cost of incidental operating expenditures such as gasoline, oil and tires. The Corporation further agrees to secure and pay for insurance of such type and in such amounts as the Corporation may deem appropriate, such insurance coverage to include liability coverage for the benefit of the Executive. The Corporation shall also bear the cost of a service contract for the cellular telephone, as well as all monthly charges and charges in respect of calls incident to the performance of the duties of the Executive and tax and related charges.

6.	Termination of Benefits.

	(a)	Notwithstanding anything to the contrary contained herein, the Executive's employment with the Corporation, as well as the Executive's right to any compensation which thereafter otherwise would accrue to him hereunder or in connection therewith, shall terminate upon the earliest to occur of the following events:

		(i)	The death or disability (as defined below) of the Executive,
		(iii)	The expiration of the Term of this Agreement,
		(iii)	The executive's termination of such employment, or
		(iv)	Upon delivery of written notice, with or without "cause" (as defined below), to the Executive from the Corporation of such termination.

(b)

For the purpose of this Section 6, (i) the term "cause" is defined as (A) the commission by the Executive of a felony or an offense involving moral turpitude, the Executive's engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Corporation or its employees, stockholders, affiliates, customers, licensees, licensors or suppliers, (B) the repeated failure by the Executive to perform his duties hereunder or comply with reasonable policies or directives of the Board of Directors of the corporation, or (C) the breach of this Agreement or the Conditions of Employment by the Executive in any material respect, and (ii) the Executive shall be deemed "disabled" if, at the Corporation's option, it gives notice to the Executive or his representative that due to a disabling mental or physical condition, he has been prevented, for a continuous period of 90 days during the Term or for an aggregate of 120 days during any six month period during the Term, from substantially performing those duties which he was required to perform pursuant to the provisions of this Agreement prior to incurring such disability.

(c)

In the event of and upon the termination by the Corporation of the employment of the Executive under this Agreement without "cause" or the giving by the Corporation or Executive of notice of non-renewal of this Agreement pursuant to Section 2, in addition to the Salary and other compensation (including cash and stock bonuses, incentive and performance compensation) earned hereunder and unpaid or not delivered through the date of termination and any benefits referred to in Section 5(b) hereof in which the Executive has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted (without regard to such termination), (i) the Corporation shall pay the Executive a cash payment (the "Severance Payment") equal to 1 year salary, (ii) all stock options and stock awards shall vest and become exercisable immediately prior to termination and remain exercisable through their original terms with all rights, and (iii) the Executive shall be entitled to purchase the automobile used by him, as contemplated by Section 5(d) hereof, at the "buy-out" price of any lease of the Corporation with respect to such automobile, or if such automobile shall be owned by the Corporation, at the fair market value of such automobile as of the date of payment. In the event of termination of this Agreement by the Corporation by reason of the death or disability of the Executive, the Corporation shall not be obligated to make the Severance Payment to the Executive if the corporation provided the Executive with life insurance or disability insurance, as the case may be, payable to one or more beneficiaries designated by the Executive at the time of death or disability in an amount providing to the Executive a benefit at least equal thereto. After termination of employment for any reason other than death of the Executive, the Corporation shall continue to provide all benefits subject to COBRA at its expense for the maximum required COBRA period. The Severance Payment shall be paid to the Executive or his estate in twelve (12) consecutive, equal monthly installments, on the fifteenth day of each calendar month commencing during the month next following the month in which the Executive is no longer employed by the Corporation, and shall be in lieu of any other claim to severance or similar payments or benefits which the Executive may otherwise have or make. Without limiting any other rights or remedies which the Corporation may have, it is understood that the Corporation shall be under no further obligation to make any such severance payments and shall be entitled to be reimbursed therefore by the Executive or his estate if the Executive violates any of the covenants set forth in the Conditions of Employment attached as Exhibit A hereto. In the event that the Severance Payment shall become payable to the Executive, the Executive shall not be required, either in mitigation of damages or by the terms of any provisions of this Agreement or otherwise, to seek or accept other employment, and if the Executive does accept other employment, any benefits or payment under this Agreement shall not be reduced by any compensation earned or other benefits received as a result of such employment.

7.

Deductions and Withholding. The Executive agrees that the Corporation shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement (including the travel allowance) all federal, state, local and/or taxes which are required to be withheld in accordance with applicable statutes an/or regulations from time to time.

8.	Non-Solicitation, Restrictive Covenants, Confidentiality and Injunctive Relief.

(a)

The Executive shall execute and deliver to and for the benefit of the Corporation, the Conditions of Employment attached as Exhibit A hereto, pertaining, among other matters, to proprietary information, confidentiality obligations, and non-competition obligations, the provisions of which shall be deemed incorporated herein by reference as if set forth herein (the "Conditions of Employment").

(b)

The provision of this Section 8 shall survive the termination or expiration of this Agreement, irrespective of the reason therefore, including under circumstances in which the Executive continues thereafter in the employ of the Corporation.

9.

Warranty. The Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking his position as an executive of the Corporation and complying with his obligations in accordance with the terms and conditions of this Agreement and the Conditions of Employment.

10.

Insurance. The Executive agrees that the Corporation may from time to time and for the Corporation's own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Corporation may deem to be in its best interests. The executive is entitled to a term life insurance to be approved by the Compensation committee. The Corporation shall own all rights in such insurance and in the cash values and proceeds thereof and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Corporation, at the Corporation's expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonable may be required. Nothing contained in this Section 10 shall be construed as a limitation on the Executive's right to procure any life insurance for his own personal needs.

11.

Notices. All notices shall be in writing and shall be deemed to have been duly given to a party hereto on the date of such delivery, if delivered personally, or on the third day after being deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid or on the next business day after being sent by recognized national overnight courier service, in the case of the Executive at his current address as set forth in the Corporation's records, and in the case of the Corporation, at its address set forth above.

12.

Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representative of the Executive, and shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

13.

Severability. In the event that any provisions of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provision which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provision enforceable in such jurisdiction, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

15.

Complete Understanding; Counterparts. This Agreement constitutes the complete understanding and supersedes any and all prior agreements and understandings between the parties with respect to its subject matter, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The Section and paragraph headings contained herein are for convenience only, and are not intended to define or limit the contents of said sections and paragraphs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PROGRAMMER'S PARADISE, INC.

By:	/s/ F. Duffield Meyercord

/s/ Simon F. Nynens
Simon F. Nynens